Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Fourth Quarter and Annual Results for 2023
LAKELAND, Fla., March 1, 2024 Publix’s sales for the three months ended Dec. 30, 2023, a 13-week quarter, were $14.7 billion, a 4% decrease from $15.3 billion in 2022, a 14‑week quarter. Excluding the additional week in the fourth quarter of 2022, sales for the fourth quarter of 2023 would have increased 2.8%. Comparable store sales for the three months ended Dec. 30, 2023 increased 0.4%.
Net earnings for the three months ended Dec. 30, 2023 were $1.2 billion, compared to $1.3 billion in 2022, a decrease of 7.8%. Earnings per share for the three months ended Dec. 30, 2023 decreased to $0.36 per share, down from $0.38 per share in 2022. Excluding the impact of net unrealized gains on equity securities in 2023 and net unrealized losses on equity securities in 2022, net earnings for the three months ended Dec. 30, 2023 would have been $1.1 billion, compared to $1.3 billion in 2022, a decrease of 18.8%. Earnings per share would have been $0.32 per share, compared to $0.39 per share in 2022. Net earnings and earnings per share were impacted by the additional week in the fourth quarter of 2022.
Publix’s sales for the fiscal year ended Dec. 30, 2023, a 52-week year, were $57.1 billion, a 4.7% increase from $54.5 billion in 2022, a 53-week year. Excluding the additional week in 2022, sales for 2023 would have increased 6.7%. Comparable store sales for the fiscal year ended Dec. 30, 2023 increased 4.2%.
Net earnings for the fiscal year ended Dec. 30, 2023 were $4.3 billion, compared to $2.9 billion in 2022, an increase of 49%. Earnings per share for the fiscal year ended Dec. 30, 2023 increased to $1.31 per share, up from $0.86 per share in 2022. Excluding the impact of net unrealized gains on equity securities in 2023 and net unrealized losses on equity securities in 2022, net earnings for the fiscal year ended Dec. 30, 2023 would have been $4.1 billion, compared to $4 billion in 2022, an increase of 1%. Earnings per share would have been $1.23 per share, compared to $1.20 per share in 2022. Net earnings and earnings per share were impacted by the additional week in 2022.

These amounts are based on audited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective March 1, 2024, Publix’s stock price increased from $15.10 per share to $15.20 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“I’m proud of our friendly, knowledgeable associates who help our customers create memorable meals with their families and friends,” said Publix CEO Kevin Murphy. “I’m so thankful to serve with them in providing Publix’s premier service in our communities.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three months and fiscal years ended Dec. 30, 2023 and Dec. 31, 2022 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended Dec. 30, 2023 and Dec. 31, 2022:

	Three Months Ended
	Dec. 30, 2023	Dec. 31, 2022
	(Amounts are in millions, except per share amounts)
Net earnings	$1,178	1,278
Fair value adjustment, due to net unrealized (gain) loss, on equity securities held at end of year	(173)	20
Income tax expense (benefit) (1)	45	(5)
Net earnings excluding impact of fair value adjustment	$1,050	1,293
Weighted average shares outstanding	3,301	3,337
Earnings per share excluding impact of fair value adjustment	$0.32	0.39

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the fiscal years ended Dec. 30, 2023 and Dec. 31, 2022:

	Fiscal Years Ended
	Dec. 30, 2023	Dec. 31, 2022
	(Amounts are in millions, except per share amounts)
Net earnings	$4,349	2,918
Fair value adjustment, due to net unrealized (gain) loss, on equity securities held at end of year	(398)	1,516
Net gain on sale of equity securities previously recognized through fair value adjustment	48	—
Income tax expense (benefit) (1)	90	(385)
Net earnings excluding impact of fair value adjustment	$4,089	4,049
Weighted average shares outstanding	3,320	3,379
Earnings per share excluding impact of fair value adjustment	$1.23	1.20
(1) Income tax expense (benefit) is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 250,000 associates, currently operates 1,366 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 26 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###